Exhibit 99.1

FOR IMMEDIATE RELEASE

Leonard A. Mariani Joins Career Education Corporation as Senior Vice President and Chief Marketing & Admissions Officer

HOFFMAN ESTATES, Ill.—(October 1, 2007)—Career Education Corporation (NASDAQ:CECO) today announced that Leonard (Len) A. Mariani has joined Career Education Corporation as Senior Vice President and Chief Marketing and Admissions Officer.

Mariani has senior operational and general management experience across a variety of industries and companies. He has deep functional expertise in business strategy, marketing and sales operations, product development and business development.

Having spent the last eight years at AT&T Consumer, Mariani served most recently as vice president, consumer and small business markets. In this role, he was responsible for a $7 billion annual revenue commitment and directed a $1.4 billion budget. Over the last eight years, Mariani has led large teams at AT&T with responsibilities for strategy and portfolio management, business development, product and offer development, marketing and sales operations, and customer retention and loyalty programs. Prior to joining AT&T, Mariani held senior positions with the Bank of America, AIG, GE Capital and McKinsey & Company in general management, operations, marketing, business development and strategy. He began his career at General Electric (GE) where he held various positions in business marketing and sales management, sourcing and operations over a seven year period. Mariani holds an M.B.A. from Harvard University and a B.S. degree in Mechanical Engineering from the University of Pittsburgh.

"Bringing on a highly experienced marketing professional like Len is a critical step in moving our company forward," said Gary McCullough, president and chief executive officer of Career Education Corporation. " Len's deep expertise in customer-centric businesses outside of the education industry will bring a fresh perspective to marketing and admissions, allowing us to better leverage and differentiate our core institutions. We are always seeking to improve our ability to attract new students and to retain our existing students, and Len's direction will be pivotal in enhancing how we manage the entire student lifecycle."

"This is an exciting time to be working with a company that has such a profound impact on so many lives," said Mariani. "CEC brands, coupled with the growth and change in the industry, the increasing need for career-focused education, and the surge in adult learners, offer tremendous opportunity for the company and the entire industry. I look forward to contributing to the future success of CEC in this environment."

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in Canada, France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately half of our students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, its educators, and its employees, CEC strives to provide quality education that enables students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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